UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Pulte Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Following the filing of the Company’s definitive proxy materials on April 7, 2009, the Company issued a press release and filed a Current Report on Form 8-K disclosing, among other things, that the Board of Directors had approved an amendment to the Company’s bylaws. The following information is hereby added to Proposal Two set forth in the Company’s definitive proxy statement.

Pulte Bylaw Amendment

On April 8, 2009, the Company issued a press release and filed a Current Report on Form 8-K disclosing, among other things, that the Board had approved an amendment to the Company’s bylaws in order to preserve the tax treatment of the Company’s net operating losses and other tax benefits. The amendment added a new Article IX to the Company’s bylaws, which provides that any transfer of the Company’s securities is prohibited and will be void if such transfer results in any person or group owning 4.9% or more of the Company’s then-outstanding common shares, or if such transfer would increase the percentage ownership interest of a 4.9-percent shareholder. These transfer restrictions are subject to certain exceptions, including an exception for transfers approved by the Board or a committee thereof, and are applicable to transfers made, or pursuant to agreements entered into, between April 7, 2009 and such date as may be determined by the Board in accordance with Article IX of the Company’s bylaws. These transfer restrictions are substantially similar to those reflected in the NOL Protective Amendment and were adopted by the Board as an additional measure to address any transfers that may occur prior to the adoption of the NOL Protective Amendment. On April 7, 2009, the Board approved an exception from the transfer restrictions in the Company’s bylaws and the NOL Protective Amendment for the issuance of common shares in the merger transaction with Centex Corporation contemplated by the Agreement and Plan of Merger by and among the Company, Pi Nevada Building Company and Centex Corporation, dated as of April 7, 2009.

The amendment to the Company’s bylaws is not part of a plan by the Company to adopt a series of anti-takeover measures, and we do not presently intend to propose or adopt any other anti-takeover measures. We are presently not aware of any potential takeover transaction directed at the Company.